Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nationwide Financial Solutions, Inc. of our report dated August 12, 2005 which  appears in the Annual Report on Form 10-KSB of Nationwide Financial Solutions, Inc. for the year ended June 30, 2005.

/s/ FARBER & HASS, LLP

Camarillo, California

October 31, 2005